Exhibit 10.15(b)

Welbilt, Inc.
2227 Welbilt Boulevard
New Port Richey, FL 34655 USA
T +1.727.375.7010
www.welbilt.com

April 28, 2017

John O. Stewart
Senior Vice President and Chief Financial Officer
Welbilt, Inc.
2227 Welbilt Boulevard
New Port Richey, FL 34655

Re: Second Amendment to Employment Agreement

Dear John:

This letter will serve as an amendment to your Employment Agreement, dated November 1, 2016 and any amendments (your Employment Agreement) with Welbilt, Inc. (the “Company”). As we have discussed, we wish to set forth the terms of your anticipated retirement during the first half of 2017 and its effect on your Employment Agreement.

If you remain employed by the Company in good standing through May 5, 2017 (the “Retirement Date”), then your Employment Agreement will remain in effect until the Retirement Date and your retirement on the Retirement Date will be deemed a termination of your employment by the Company without “Cause” on such date for purposes of Sections 2.4, 2.7 and 4.2 of your Employment Agreement. As a result of such termination of your employment, you will be entitled to receive the Severance Payment (as defined in Section 2.4(a) of your Employment Agreement), subject to the requirements of Sections 2.4(a), (b) and (c) of your Employment Agreement; the COBRA benefits described in Section 2.7; and the full vesting of your outstanding equity awards made prior to 2017 described in Section 4.2 (at the target level for any performance-based awards).

If you remain employed in good standing through the Retirement Date, then, in addition to the benefits described above, thirty-five percent (35%) of your performance shares and stock options granted in 2017 will become vested (at the target level, in the case of the performance shares) upon the Retirement Date. The remaining equity awards granted to you in 2017 that have not vested by the Retirement Date, if any, will be forfeited upon the Retirement Date.

Except as specifically amended by this letter, your Employment Agreement remains in full force and effect. The execution, delivery and effectiveness of this amendment shall not operate as a waiver of any right, power or remedy of either party under your Employment Agreement.

Page 2	April 21, 2017

If you agree to the amendment to your Employment Agreement described above, please sign and date this letter where indicated below and return a signed copy to Joel Horn by 4 pm EST on April 28, 2017. This amendment may be executed by facsimile or electronically transmitted signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Sincerely,
WELBILT, INC.

By:	/s/ Hubertus M. Muehlhaeuser
Hubertus M. Muehlhaeuser
President and Chief Executive Officer

Acknowledged and agreed as of the date written below:

/s/ John O. Stewart	Date:	April 28, 2017
John O. Stewart